Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-259220 on Form S-1 of our report dated August 18, 2021, (October 1, 2021, as to the effects of the stock split described in Note 25), relating to the financial statements of iFIT Health & Fitness Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

October 1, 2021